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[COOLEY GODWARD LETTERHEAD]

                                             MAYA L. ARMOUR
                                             DIRECT: (415) 693-2025
                                             INTERNET: armourml@cooley.com


May 8, 1995


SBE, Inc.
4550 Norris Canyon Road
San Ramon, CA 94583

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by SBE, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 400,000 shares of the Company's Common Stock, no par value (the "Shares"), pursuant to its 1987 Supplemental Stock Option Plan and its 1991 Non-Employee Directors' Stock Option Plan (collectively, the "Plans").

In connection with this opinion, we have examined the Registration Statement and related Prospectuses, your Articles of Incorporation and By-laws and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with their respective Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD CASTRO
HUDDLESON & TATUM



By: /s/ Christopher A. Westover
   ------------------------------
        Christopher A. Westover